EXHIBIT 4 (b) (xxiv)

Private & Confidential
Catherine Turner

11 October 2022

Dear Cathy,
Appointment as Non-Executive Director – Lloyds Banking Group (the “Group”)
Following our recent discussions, I am pleased to confirm that the Board of Lloyds Banking Group plc (“LBG”) has approved your appointment as a non-executive director, subject to the conditions set out in paragraph 2 below.
All directors of the Group also serve on the subsidiary HBOS plc board as well as the two principal subsidiary “Ring Fenced Bank” boards of Lloyds Bank plc and Bank of Scotland plc (together with the board of the Lloyds Banking Group plc, the “Boards”). As discussed, your proposed appointment as a non-executive director will therefore be to the Boards of LBG, HBOS plc, Lloyds Bank plc and Bank of Scotland plc (each a “Company” and together, the “Companies”). The Boards will generally meet simultaneously, or on the same date if meeting separately.
This letter sets out the terms and conditions covering your appointment.
1Appointments
1.1Your appointment to the Boards is subject to the provisions of the Articles of Association of the relevant Company (the “Articles”), the Companies Act 2006 (the “Act”), general law and, where applicable, the Listing Rules, the Prospectus Rules and the Disclosure Guidance & Transparency Rules of the Financial Conduct Authority.
1.2Your appointment to the Boards is expected to take effect on 1 November 2022. You will be obliged to retire from the LBG Board at the next Annual General Meeting of LBG (“AGM”) (which will be held in 2023) but will be eligible for election by shareholders at that meeting. Thereafter (and despite anything to the contrary in the Articles) in line with the recommendations of Provision 18 of the UK Corporate Governance Code, your appointments will be subject to annual re-election by shareholders to the LBG Board and you will therefore be required to retire at each AGM. Subject to satisfactory performance (see paragraph 14 below) and LBG Board approval, you will be invited to stand for re-election by shareholders at the AGM in each year of your appointment.
1.3Subject to the terms set out in this letter and to the relevant Articles, non-executive directors appointed to the Boards are appointed for an initial term of three years. The Boards may invite you to serve for an additional period.

Lloyds Banking Group plc is registered in Scotland no. 95000. Registered office: The Mound, Edinburgh, EH1 1YZ

EXHIBIT 4 (b) (xxiv)
2Conditions
2.1The commencement of this appointment and, thereafter, the continuation of your appointment to the Boards is subject to:
2.1.1the Group being satisfied that you are fit and proper to perform your functions and responsibilities as a Non-Executive Director;
2.1.2the completion, to the Group’s satisfaction, of necessary background checks in accordance with any applicable regulatory requirements;
2.1.3receipt by the Group of satisfactory references, as determined in its absolute discretion, from your current and previous employers over the past six years and any organisations at which you serve or have served as a Non-Executive Director, and such other references as may be required by the Companies and/or in order to comply with regulatory requirements in force from time to time; and
2.1.4you having any and all regulatory approvals and competencies that may be required from time to time for the role you perform as a member of the Boards.
2.2You must inform the Boards of any significant changes in your personal circumstances which may impact on your status (including but not limited to any matters relating to fitness and proprietary which may have an impact on this status or your ability to remain as a director).
2.3The continuation of your appointment to the Boards is further contingent upon:
2.3.1satisfactory performance in your role and contribution to the Boards and any Committees on which you serve (see paragraph 14 below); and
2.3.2election and re-election to the LBG Board by shareholders at the AGM in the manner described in paragraph 1.2 above.
3Board Committees
3.1In addition to your appointment as a non-executive director of the Companies, you will be required to serve on at least one Committee of the Boards, which may be subject to rotation. It has been agreed that you will serve as a Member of the Remuneration Committee.
3.2Your appointment to these Committees entails separate responsibilities as detailed in the terms of reference of the Committees, which will be provided to you separately.
3.3You may also be required to serve on sub-committees of these Committees and ad hoc Committees of the Boards established from time to time that are for specific purposes.
4Role and Duties
4.1General Duties
4.1.1Your duties will be those normally required of a non-executive director. In particular, you should have regard to:
(i)the UK Corporate Governance Code and to the Guidance on Board Effectiveness, issued by the Financial Reporting Council in July 2018, of which an extract is included in Schedule 1 of this letter;

Lloyds Banking Group plc is registered in Scotland no. 95000. Registered office: The Mound, Edinburgh, EH1 1YZ

EXHIBIT 4 (b) (xxiv)
(ii)the Prudential Regulation Authority’s Supervisory Statement 5/16 on Corporate governance: Board responsibilities in July 2018, of which an extract is included in Schedule 2 of this letter; and
(iii)the Financial Conduct Authority’s Guidance on the role and responsibilities of non-executive directors of SMCR firms, of which an extract is included in Schedule 3 of this letter.
4.1.2All directors must take decisions objectively in the interests of each Company and not do anything which is harmful to the relevant Company or its business.
4.1.3Each Board is collectively responsible for promoting the success of the relevant Company by directing its affairs. All directors are required to (amongst other things):
(i)provide entrepreneurial leadership of each Company within a framework of prudent and effective controls which enable risk to be assessed and managed;
(ii)set each Company’s strategic aims, ensure that the necessary financial and human resources are in place for the relevant Company to meet its objectives, and review management performance; and
(iii)set each Company’s values and standards and ensure that its obligations to shareholders and others are understood and met.
4.1.4In addition, as a member of the Ring Fenced Bank Boards and of the Remuneration Committee you will have responsibility with the other directors for ensuring effective governance of the Ring Fenced Banks, including identifying and addressing any potential conflicts of interest with respect to each Ring Fenced Banks and other group entities in a way that ensures that the integrity of each Ring Fenced Bank is upheld.
4.1.5Your more specific responsibilities and accountabilities are reflected in the Group’s wider governance framework and will include, to the extent relevant, any responsibilities prescribed pursuant to UK or other applicable regulation and as notified to the Financial Conduct Authority and/or the Prudential Regulation Authority, details of which are available from the Company Secretary upon request.
5Time Commitment
5.1As a Non-Executive Director, you are required to devote such time as is necessary to effectively discharge your duties as a director. Overall we anticipate a time commitment equivalent to approximately 30 to 34 days per annum after the induction phase, which comprises:

Base time commitment for non-executive directors	approx. 25 to 28 days
Additional time for membership of Remuneration Committee	approx. 5 to 6 days

5.2This will include attendance at (and preparation for) scheduled monthly meetings of the Boards and Committees, preparation and attendance at the AGM and at strategy sessions

Lloyds Banking Group plc is registered in Scotland no. 95000. Registered office: The Mound, Edinburgh, EH1 1YZ

EXHIBIT 4 (b) (xxiv)
(including a 2 to 3 day offsite meeting). A schedule of Board and Committee meetings will be provided in your appointment pack.
5.3The minimum time commitment outlined above is based on planned events. You will be expected to devote appropriate preparation time ahead of each meeting and such other time as is reasonably required to discharge your duties as a director (for example if one of the Companies is involved in increased activity because it is involved in a major transaction). From time to time, you may be required to attend meetings at short notice.
5.4As a director of LBG and the Ring Fenced Banks, you may also be required to attend or represent the Group at meetings with regulators, the Government, investors or other third parties as appropriate.
5.5By accepting this appointment, you confirm that you are able to allocate sufficient time to meet the expectations of your role to the satisfaction of the Boards. Notwithstanding paragraph 9 below, the agreement of the Chair must be sought before accepting additional commitments, in order to discuss whether they might affect your ability to meet the time commitments necessary to discharge your duties.
5.6The rules of the Prudential Regulation Authority and Financial Conduct Authority require that you do not hold more than one Executive Director position with two Non-Executive Director positions, or more than four Non-Executive Directorships at the same time (including Director positions held outside of financial services, but excluding Director positions for organisations which do not pursue predominantly commercial objectives). However, Director positions held within the same group are treated as a single directorship.
6Fees
6.1In consideration for your appointments, you will be paid the following fees and sub-paragraphs 6.2 to 6.5 below shall apply to your fees except where otherwise provided, or determined in accordance with, in the Articles:

Non-executive director base fee	£82,000
Remuneration Committee	£34,300
Total fees payable	£116,300
6.2Your fee(s) will accrue on a daily basis and be payable in twelve monthly instalments on the 20th of each month, which may be subject to change, by bank transfer to a Lloyds Banking Group bank (or Lloyds Banking Group brands) account held in your name, less any tax and national insurance contributions that must be deducted. Each such instalment will relate to the calendar month in which payment is made.
6.3Your fee(s) will be subject to an annual review in accordance with the Group’s policies.

Lloyds Banking Group plc is registered in Scotland no. 95000. Registered office: The Mound, Edinburgh, EH1 1YZ

EXHIBIT 4 (b) (xxiv)
6.4If for a reason related to your illness, disability or injury, you are unable to carry out your duties, payment of any fee(s) during any period of incapacity will be at the discretion of the Boards.
6.5Any specific and additional services rendered by you to the Companies will be remunerated on the basis to be agreed by the Boards at the time such services are commissioned.
7Reimbursement of Expenses
You will be entitled to claim for reimbursement of any reasonable expenses properly incurred in performing your duties, provided such expenses conform to the Group’s expenses policy. Amounts reimbursed will be paid grossed-up for tax, where applicable, in accordance with the Group’s remuneration policy.
8Independent Status
8.1As an independent non-executive director it is important that you remain independent in character and judgement. The Boards of the Companies have determined you to be independent according to provision 10 of the UK Corporate Governance Code upon your appointment.
8.2You are required to inform the Company Secretary of any circumstances which are likely to affect, or could appear to affect, your judgement and therefore your status as an independent director.

9Outside Interests
9.1It is accepted and acknowledged that you have business interests other than those of the Group. It a condition of your appointment commencing that you declare any such directorships, appointments and interests to the Boards in writing and obtain the Boards’ approval of them.
9.2If you wish to take on any additional directorships, appointments or interests, the Boards’ consent must be obtained in advance. Regardless of any approval given in relation to such directorships, appointments or interests, it is your responsibility to ensure that you can meet the time commitment required by the role.
9.3If at any time you become aware of any matter which might give rise to a conflict of interest with the Companies you must first discuss the matter with the Boards and, if necessary, obtain their consent (including, where applicable, by resolution of the directors to authorise such interest). Before doing so, it may be practicable to discuss the matter directly with the Chair.

Lloyds Banking Group plc is registered in Scotland no. 95000. Registered office: The Mound, Edinburgh, EH1 1YZ

EXHIBIT 4 (b) (xxiv)
10Code of conduct
10.1During the appointment, you will comply with any relevant regulations that may apply to the Companies, any dealing or other code that the Companies may establish and such other policies, codes and requirements as the Boards may from time to time specify.
10.2Additionally, the rules of the Prudential Regulation Authority set out certain minimum requirements to which the Companies must contractually require you to adhere. These are that you:
10.2.1act with integrity;
10.2.2act with due skill, care and diligence;
10.2.3be open and co-operative with the Financial Conduct Authority, the Prudential Regulation Authority and other regulators; and
10.2.4disclose appropriately any information to the Financial Conduct Authority or Prudential Regulation Authority of which they would reasonably expect notice.
11Status of Appointment
You will not be an employee of any of the Companies nor any member of the Group and this letter shall not constitute a contract of employment. This letter sets out the only payments you will receive for performing your duties. Accordingly, no other remuneration or benefits will be provided and, in particular, you will not participate in any of the Companies’ or Group’s remuneration or benefit programmes, arrangements, schemes or plans. For the avoidance of doubt, if there is any conflict between their letter and the terms of any Group policy, staff handbook or staff manual issued to you, the terms of this letter will prevail.
12Confidentiality
12.1You will not use or disclose to any person, firm or organisation (except as required by law or to carry out your duties under this letter) any trade secrets, knowhow, business information or other private or confidential information relating to the business, finances or affairs of any member of the Group, or any customer of the Group, or any other information provided to you on the basis that it is confidential. You will use your best endeavours to prevent the unauthorised use or disclosure of any such information. This restriction will continue to apply after your appointment ends without limit in time but will not apply to information which becomes public, unless through unauthorised disclosure by you. After your appointments end you will return all documents and information (whether written, visual or electronic) under your possession or control which belong to any member of the Group.
12.2Your attention is also drawn to the requirements under legislation and regulation relating to the disclosure of price sensitive information. You must avoid making any statements or engaging in any dealings that might contravene these requirements. The Company Secretary can provide further information and advice on these matters upon request. The

Lloyds Banking Group plc is registered in Scotland no. 95000. Registered office: The Mound, Edinburgh, EH1 1YZ

EXHIBIT 4 (b) (xxiv)
Group’s policy is that all external communication regarding the Group’s affairs is restricted to the Chair, Group Chief Executive and Corporate Affairs Director only.
13Induction and Training
13.1Following your appointment, we will provide a comprehensive, formal and tailored induction. We will also arrange for you to meet senior management and the Group’s auditors should you wish to do so. We will also offer to major shareholders the opportunity to meet you should you wish to do so. You are also entitled to request any additional information or briefings to assist you in the execution of your duties.
13.2The Chair will also meet with you regularly to discuss and agree your training and development needs.
14Evaluation and Review of your Performance
The performance of individual directors and the Boards and their Committees is evaluated annually. If, in the interim, there are any matters which cause you concern about your role you should discuss them with the Chair as soon as is appropriate.
15Termination
15.1Once appointed, you will cease to hold the office of director of the Companies if:
15.1.1you resign from your appointment or choose not to stand for re-election to the LBG Board at the next AGM;
15.1.2your appointment is terminated or LBG chooses not to propose you for re-election at the next AGM;
15.1.3shareholders fail to elect or re-elect you as a director of LBG at an AGM;
15.1.4you fail to meet, on an ongoing basis, the standards expected of a person performing your role;
15.1.5you are no longer regarded by the Boards as fit and proper to perform any responsibilities or functions assigned to you from time to time as determined by the Companies in their absolute discretion;
15.1.6you cease to hold any necessary regulatory approval which the Company reasonably believes is necessary in order for you to perform your functions and responsibilities as amended from time to time;
15.1.7you commit a serious breach of the relevant laws, or breach of the rules, requirements, regulations or codes (as amended from time to time) of any relevant listing authority, the Financial Conduct Authority, the Prudential Regulation Authority or any regulatory authorities relevant to the Company or any Group Company, or any rules, requirements, regulations, or codes relevant to the Company or any policy issued by the Company (as amended from time to time); or
15.1.8the Articles or any applicable law or regulation prevents you from continuing as a director of the Companies.
15.2In the case of paragraphs 15.1.1 and 15.1.2 above, you will not be entitled to notice or compensation for loss of office. However, we will endeavour to give you reasonable notice

Lloyds Banking Group plc is registered in Scotland no. 95000. Registered office: The Mound, Edinburgh, EH1 1YZ

EXHIBIT 4 (b) (xxiv)
where appropriate. You are requested to give reasonable notice of your resignation and make the Chair aware of any intention not to seek re-election so that the Boards can plan for orderly succession. In the case of paragraphs 15.1.3 to 15.1.8 above, your appointment will terminate with immediate effect and without compensation.
15.3Your appointment may also be terminated in accordance with the provisions of the Articles.
16Directors’ Liability Indemnity and Insurance
16.1To the extent permitted by law and in accordance with the relevant Articles, you are entitled to be indemnified by the Companies against all costs and liabilities incurred in the execution of your duties. A deed of indemnity will be included in your appointment pack for your signature and return.
16.2The Group also has directors’ and officers’ liability insurance cover maintained from time to time (however, nothing in this letter shall oblige the Group to maintain any such cover on its current terms or at all). A copy of the current policy document can be provided by the Company Secretary upon request.
17Independent Professional Advice
Occasions may arise when you consider that you need professional advice in the furtherance of your duties as a director and it will be appropriate for you to consult independent advisers at the Group’s expense. A copy of the Group’s agreed procedure under which directors may obtain such independent advice is available upon request. The Group will reimburse the full cost of such expenditure that is reasonably and properly incurred in accordance with the Group’s policies.
18Disclosure and Dealings in Shares
18.1Under the Act, where a director of a company is in any way, directly or indirectly, interested in a proposed transaction or arrangement with any of the Companies or one that has been entered into by any Company, he/she must declare the nature and extent of that interest. You may give any such notice at a meeting of the directors, in writing or by general notice.
18.2During the continuance of your appointment you will be expected to comply (and to procure that your spouse, dependent children and other connected persons comply) where relevant with any rule of law or regulation of any competent authority or of any Company from time to time in force in relation to dealings in shares, debentures and other securities of any Company and unpublished price sensitive information affecting the shares, debentures and other securities of such Company. A copy of the Company’s Dealing Policy for Directors, GEC Members and GEC Attendees will be provided in your appointment pack.

Lloyds Banking Group plc is registered in Scotland no. 95000. Registered office: The Mound, Edinburgh, EH1 1YZ

EXHIBIT 4 (b) (xxiv)
19Companies House formalities
AP01 Forms, prescribed by the Act, must be filed at Companies House. Please provide any relevant personal details that may be requested of you as soon as possible, so that Group Secretariat can make the filings.
20Shareholdings
All directors are expected to hold shares in LBG. If you would like to receive whole or part of your monthly fee in shares, we would be happy to make the necessary arrangements for you.
21Governing Law
This letter and any non-contractual obligations arising out of or in connection with it is governed by and will be interpreted in accordance with the laws of England and Wales. Each of the parties submits to the exclusive jurisdiction of the Courts of England and Wales as regards any claim or matter arising under this letter.
Please acknowledge receipt and acceptance of the above terms by signing and returning the enclosed copy of this letter.
Please do not hesitate to contact me for any assistance in any matters during the term of your appointment. I will write formally again at the time the appointment is confirmed by the Boards and look forward to welcoming you to the Group.
Yours sincerely
/s/ Robin Budenberg
Chair
For and on behalf of Lloyds Banking Group plc, HBOS plc, Lloyds Bank plc and Bank of Scotland plc

Lloyds Banking Group plc is registered in Scotland no. 95000. Registered office: The Mound, Edinburgh, EH1 1YZ

EXHIBIT 4 (b) (xxiv)
I hereby acknowledge receipt of and accept the terms set out in this letter and accept the proposed terms of appointment.

Signed …/s/ Cathy Turner…………

Dated …14 October 2022…………

Lloyds Banking Group plc is registered in Scotland no. 95000. Registered office: The Mound, Edinburgh, EH1 1YZ

EXHIBIT 4 (b) (xxiv)
Schedule 1
Guidance for Non-Executive Directors
(extracted from the July 2018 FRC Guidance on Board Effectiveness, paras 75-78)
Non-executive directors should, on appointment, devote time to a comprehensive, formal and tailored induction that should extend beyond the boardroom. Initiatives such as partnering a non-executive director with an executive board member may speed up the process of them acquiring an understanding of the main areas of business activity, especially areas involving significant risk. They should expect to visit operations and talk with managers and non-managerial members of the workforce. A non-executive director should use these conversations to better understand the culture of the organisation and the way things are done in practice, and to gain insight into the experience and concerns of the workforce.
It is vital that non-executive directors have sufficient time available to discharge their responsibilities effectively. The time commitment to engage with shareholders and other key stakeholders and get to know the business can be considerable. It is advisable for non-executive directors to assess the demands of their portfolios and other commitments carefully before accepting new appointments. They should devote time to developing and refreshing their knowledge and skills to ensure that they continue to make a positive contribution to the board and generate the respect of the other directors.
Non-executive directors need to insist on receiving high-quality information sufficiently in advance so that there can be thorough consideration of the issues prior to, and informed debate and challenge at, board meetings. They should seek clarification or amplification from management where they consider the information provided is inadequate or lacks clarity.
It is important that non-executive directors do not operate exclusively within the confines of the boardroom, but have a good understanding of the business and its relationships with significant stakeholders. Accordingly, it is advisable for them to take opportunities to meet shareholders, key customers and members of the workforce from all levels of the organisation.

Lloyds Banking Group plc is registered in Scotland no. 95000. Registered office: The Mound, Edinburgh, EH1 1YZ

EXHIBIT 4 (b) (xxiv)
Schedule 2
Non-Executive Directors: guidance on their role, knowledge and experience (extracted from PRA Supervisory Statement 5/16, dated July 2018, paragraphs 6 and 7)
Unitary boards comprise a combination of executive and non-executive directors. Executive directors have specific management responsibilities for which they are accountable to the board. It is their responsibility to manage the firm’s business on behalf of the board and exercise judgement in the running of the business on a day-to-day basis. They should exercise that judgement within the strategy, risk appetite and other assessment and control frameworks set and overseen by their board. Non-executive directors’ responsibilities require them to both support and oversee executive management. As board members, they all share in the wider board duty to promote the success of the company and to ensure that the regulated firm for which they are responsible continues to meet the Threshold Conditions.
In discharging their responsibilities boards should act in a cooperative and collegiate manner whereby the non-executives support and encourage executive management and vice versa. But this should not inhibit the non-executive directors from challenging executive management and holding them to account effectively. The PRA expects the chair to play a pivotal role in facilitating this culture.
Executive management manage the firm’s business on behalf of the board. Boards therefore delegate a wide range of duties and responsibilities to the chief executive or to executive management. The PRA expects boards to be precise over what they delegate to the executive management and the limitations and accountabilities associated with each of the matters that are delegated. In doing so the PRA expects boards to articulate clearly and unambiguously the matters reserved to the board and the manner in which executive management must report and escalate matters to them, including the exercise of judgement in escalating matters of particular significance even if within the delegated mandate.
Accordingly the board and particularly the non-executive directors on the board should hold management to account against the matters delegated and be able to challenge the executive effectively and promptly.
Between them the non-executive directors need to have sufficient current and relevant knowledge and experience, including sector experience, to understand the key activities and risks involved in the business model and to provide effective challenge across the major business lines of the firm. The PRA expects to see evidence of effective challenge, particularly in relation to key strategic decisions. It is the role of the chair to ensure that all views are heard and that the executives are not able to control the board discussion. However, board responsibility is collective and an effective board is not simply a collection of specialists. So just as the board should not delegate responsibility for major decisions to particular directors, the non-executives should not simply delegate responsibility for challenging the executives on particular issues to individuals among them who are considered specialist in the area.

Lloyds Banking Group plc is registered in Scotland no. 95000. Registered office: The Mound, Edinburgh, EH1 1YZ

EXHIBIT 4 (b) (xxiv)
Even a broadly constituted and well-experienced board cannot necessarily be expected to have expertise in every aspect of a broad and complex financial business. The point is to have the diversity of experience and capacity to provide effective challenge across the full range of the firm’s business and the opportunity to explore key business issues rigorously. Sometimes that may require the board to understand and reach decisions on complex technical, legal, regulatory or other issues. It is the responsibility of the executives to explain such issues in clear and transparent terms that enable the board to exercise their collective judgement and, where necessary, non-executive directors should be able to call on appropriate professional advice, although the directors will always remain ultimately and collectively accountable for all the board’s decisions.

Lloyds Banking Group plc is registered in Scotland no. 95000. Registered office: The Mound, Edinburgh, EH1 1YZ

EXHIBIT 4 (b) (xxiv)
Schedule 3
Guidance on the role and responsibilities of
non-executive directors of SMCR firms
(extracted from COCON 1 Annex 1 as at the date of this letter)

COCON 1	Introduction
COCON 1.1	This annex applies to non-executive directors (NEDs) of an SMCR firm.
COCON 1.2	This annex covers the role of a NED in performing the roles in (1) to (4), below:
	(1)	the role of chair of the board of directors;
	(2)	the role of chair of the nomination committee;
	(3)	the role of chair of any other committee (irrespective of whether performing that role is itself a designated senior management function);
	(4)	the general NED role.
COCON 1.3	The FCA's view of the role of a NED is consistent with the duties of directors included in UK company law and the description of the role of a NED in the UK Corporate Governance Code.
COCON 2	The general role of a NED
COCON 2.1	The role of a NED performing the general NED role is to:
	(1)	provide effective oversight and challenge; and
	(2)	help develop proposals on strategy.
COCON 2.2	To deliver this, their responsibilities include:
	(1)	attending and contributing to board and committee meetings and discussions;
	(2)	taking part in collective board and committee decisions, including voting and providing input and challenge; and
	(3)	ensuring they are sufficiently and appropriately informed of the relevant matters prior to taking part in board or committee discussions and decisions.
COCON 2.3	Other key roles of a NED include:
	(1)	scrutinising the performance of management in meeting agreed goals and objectives;
	(2)	monitoring the reporting of performance;
	(3)	satisfying themselves on the integrity of financial information;
	(4)	satisfying themselves that financial controls and systems of risk management are robust and defensible;
	(5)	scrutinising the design and implementation of the remuneration policy;
	(6)	providing objective views on resources, appointments and standards of conduct; and
	(7)	being involved in succession planning.
COCON 3	Role of a NED as chair of the board or a committee
COCON 3.1	Subject to any specific governance arrangements, rules or requirements applicable to the board or particular committees, a NED’s responsibility as chair of the board or a committee includes:
	(1)	ensuring that the board or committee meets with sufficient frequency;
	(2)	fostering an open, inclusive discussion which challenges executives, where appropriate;
	(3)	ensuring that the board or committee devotes sufficient time and attention to the matters within its remit;
	(4)	helping to ensure that the board or committee and its members have the information necessary to its and their tasks;
	(5)	reporting to the main board on the committee’s activities;

Lloyds Banking Group plc is registered in Scotland no. 95000. Registered office: The Mound, Edinburgh, EH1 1YZ

EXHIBIT 4 (b) (xxiv)

	(6)	facilitating the running of the board or committee to assist it in providing independent oversight of executive decisions; and
	(7)	in relation to the nomination committee, safeguarding the independence and overseeing the performance of the nomination committee.
COCON 3.2	The chair of the nomination committee should take reasonable steps to ensure that the nomination committee complies with:
	(1)	the requirements in SYSC 4.3A about the nomination committee (if that part of SYSC applies to the firm); and
	(2)	any specific and relevant requirements relating to the committee or to the matters within the committee’s responsibilities.
COCON 3.3	Paragraph3 3.2 of this annex is still relevant to a firm:
	3(1)	that is not required by the FCA Handbook to have a nomination committee; or
	3(2)	for which being the chair of such a committee is not a controlled function;
if it has such a committee.
COCON 4	General approach to the role of a NED
COCON 4.1
The FCA recognises that NEDs individually do not manage a firm's business in the same way as executive directors. Therefore, the responsibilities for which NEDs are accountable are likely to be more limited.

COCON 4.2	A NED is neither required nor expected to assume executive responsibilities.
COCON 4.3
Although NEDs who are subject to the senior management regime for SMF managers have individual duties under that regime, the FCA views the regime and its application as consistent with the principle of collective decision-making.

COCON 4.4	The standard of care, skill and diligence that the FCA would expect from a NED is the care, skill and diligence that would be exercised by a reasonably diligent person with:
(1)
the general knowledge, skill and experience that may reasonably be expected of a person carrying out the functions carried out by the NED in relation to the firm, taking into account the standards in the Handbook (especially COCON and DEPP); and

	(2)	the general knowledge, skill and experience that the NED has.

Lloyds Banking Group plc is registered in Scotland no. 95000. Registered office: The Mound, Edinburgh, EH1 1YZ